Ex-99.7

Appendix A

Proxy Voting

OCTAGON CREDIT INVESTORS, LLC

PROXY VOTING POLICY

Scope

Octagon’s Proxy Voting Policy addresses procedures and policies related to Octagon’s voting of proxies and participating in other corporate actions in a manner consistent with Clients’ best interest.

This policy should be read in conjunction with the Account Administration and Custody Policy, Code of Ethics Overview, and Recordkeeping Policy. This policy applies to all Octagon “Covered Persons” which is defined to include all of the partners, owners, principals, directors, officers and employees of Octagon Credit Investors, LLC.

A. Overview of Applicable Law

A public company’s shareholders typically have the right to vote on various corporate issues. Clients typically delegate to Octagon the authority to vote proxies for Securities of companies held in their Accounts. Under the Advisers Act, Octagon has a duty of care and loyalty with respect to all services undertaken for Clients, including proxy voting.

Rule 206(4)-6 under the Advisers Act requires that Octagon must vote proxies in a manner consistent with each Client’s best interest and must not place its interests above those of its Clients when doing so. It requires Octagon to: (i) adopt and implement written policies and procedures that are reasonably designed to ensure that Octagon votes proxies in the best interest of its Clients, and (ii) to disclose to Clients how they may obtain information on how Octagon voted. In addition, Rule 204-2 requires Octagon to keep records of proxy voting and Client requests for information.

B. Policies and Procedures Relating to Proxies

Due to the nature of Octagon’s business, it is very rare that Octagon will be asked to vote a proxy for a publicly traded equity security. In the event this does occur, the following policies and procedures will apply.

1.	Definitions.

●	“Best Interest of the Client.” Octagon believes that this means the client’s best economic interests over the long-term. The Best Interest of the Client may differ among clients holding the shares.

●	“Material Conflicts of Interest”. Such conflicts are typically based on the specific facts and circumstances associated with the issues that are the subject of the proxy and Octagon’s and its employees’ business dealings with a particular proxy issuer or closely affiliated entity. A material conflict of interest may exist where, for example: (1) the company soliciting the proxy, or a person known to be an affiliate of such company, is known to be a client of, or an investor in an Account managed, by Octagon; (2) the company soliciting the proxy, or a person known to be an affiliate of such company, to the knowledge of the individual(s) charged with voting the proxy, is being actively solicited to be a client of Octagon (or an investor in an Octagon Account); (3) a client or investor, or an interest group supported by client or investor, actively supports a proxy proposal; (4) Octagon or an employee has personal or other business relationships with participants in proxy contests, corporate directors or candidates for corporate directorships, or in any other matter coming before shareholders; or (5) accounts may have inherent conflicts due to differing interests in potential outcomes of a shareholder vote, including accounts that do not hold equity but are affected by the outcome of a vote.

Proxy Voting

2.	Responsibilities of Investment Professionals to Monitor Issuers for Upcoming Shareholder Meetings.

Octagon Investment Professionals shall monitor all of the issuers that such individuals cover where Octagon Client Accounts hold equity of such issuers for any upcoming shareholder meetings. Octagon Investment Professionals shall provide notice of such upcoming shareholder meetings in advance of such meetings to the Investment Committee, Head of Portfolio Administration and the CCO.

3.	Receipt and Reconciliation of Proxies.

All proxy materials received by Octagon for Octagon accounts shall be forwarded to the CCO or his/her designee. The CCO shall record on a log the name of the company to which the proxy materials relate (the “Portfolio Company”), the date the proxy materials are received and the date by which the proxy needs to be voted.

The CCO shall compare the number of shares represented by the proxy materials to the number of shares owned by Octagon’s Clients. If the number of shares reflected in the proxy materials does not match the number of shares reported owned by Clients, the CCO will resolve any difference and ensure that all eligible shares can be voted.

Upon completion of the reconciliation process, the CCO shall forward the proxy materials to the Investment Committee for voting.

4.	Proxy Voting Process.

The Investment Committee or its designee shall vote all proxies in the best interests of Octagon’s Clients pursuant to the goals of the Client’s investment strategy. The Investment Committee will follow the procedures set forth below in order to ensure that proxies are voted in the best interests of Octagon’s Clients.

Proxy Voting

Prior to exercising voting authority on any matter, the Investment Committee and Compliance department shall review the proxy materials and undertake a reasonable investigation to determine whether any of the matters to be voted on present a material conflict of interest between Octagon and the interests of its Clients.

Where the Investment Committee or Compliance department’s investigation determines that a material conflict of interest may exist, it shall take reasonable steps to ensure that the conflict does not influence the Investment Committee to vote the proxy in a manner that is not in the best interests of Octagon’s Clients. These steps may include, but are not limited to any one or a combination of the following:

●	Consult with Octagon’s Outside Counsel to determine how to vote in a manner that will be in the best interest of Octagon’s Clients;

●	Erecting information barriers around conflicted Octagon personnel to ensure that they do not influence the voting decision.

The Investment Committee shall make and maintain a record describing any steps taken to prevent a potential material conflict of interest from causing a proxy to be voted in a manner that is not in the best interest of Octagon’s Clients.

Where the Investment Committee and Compliance determine that no material conflict of interest exists, the matter shall be analyzed based on its specific facts and circumstances by each Portfolio Manager for their respective accounts, and a member of the Investment Committee shall vote on the matter in the best interest of Octagon’s Clients.

The CCO shall maintain records disclosing the date all proxies were voted and how they were voted.

5.	Requests for Voting Information, Communications and Record-Keeping.

If a Client requests information regarding how proxies were voted or a copy of Octagon’s proxy voting policy and procedures, the Head of Investor Relations shall provide the Client with the requested information. The Head of Investor Relations shall make and retain a copy of each request received together with a copy of the response provided, and he/she shall notify the CCO of such request.

Octagon will maintain all records relating to proxy voting as set forth in the Recordkeeping Policy.

Proxy Voting

Communications by Octagon with other shareholders during the course of a proxy solicitation may also be deemed to be a “solicitation” for purposes of the federal proxy rules, which contain requirements regarding the filing and distribution of proxy materials. In addition, such communications could cause Octagon to be considered part of a group for federal reporting purposes, potentially triggering a filing on Forms 13D or 13G. Compliance shall make any determination regarding the applicability of the federal proxy rules in the event such a situation arises.

C. Opposing Votes

Note that if more than one Account invests in the same portfolio company, and such Accounts have different investment objectives, Client -specific voting policies or ultimate economic interests, Octagon may cast opposing votes in a proxy vote.

Oversight

The CCO, Investment Committee, and members of the Compliance Committee, and other senior management as appropriate, shall supervise compliance by Covered Persons with this policy. The CCO shall assess the adequacy of this policy and the firm’s adherence to the procedures outlined herein, periodically.

Policy date: January 2011, Updated May 2013, July 2015, August 2017, August 2019.

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